Exhibit 5.1

October 3, 2023

Momentus Inc.
3901 N. First Street
San Jose, California 95134

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Momentus Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of (i) 290,000 shares (the “Shares”) of Class A common stock, $0.00001 par value per share, of the Company (the “Common Stock”), (ii) prefunded warrants to purchase 1,710,000 shares of Common Stock (the “Prefunded Warrants”), and (iii) warrants to purchase 2,000,000 shares of Common Stock (“Common Stock Warrants” and together with the Prefunded Warrants, the “Warrants”). The Shares and Warrants are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2022 (File No. 333‑267230) (the “Registration Statement”), a base prospectus dated September 12, 2022 (the “Base Prospectus”) and a prospectus supplement dated October 2, 2023 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and Warrants are being sold pursuant to a securities purchase agreement dated October 2, 2023 by and between an investor and the Company (the “Securities Purchase Agreement”) and a placement agency agreement dated October 2, 2023 by and between A.G.P. / Alliance Global Partners and the Company (the “Placement Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S‑K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares, Warrants, and Warrant Shares (as defined below).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

2. The Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company.

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3. Assuming the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) were issued today in accordance with the terms of the Warrants, they would be duly authorized, validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Second Amended and Restated Certificate of Incorporation and by the board of directors of the Company in connection with the offering contemplated by the Registration Statement and the Prospectus.

With your consent, we have assumed that the status of the Warrants as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals, or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make‑whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (d) other applicable exceptions; and (e) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated October 2, 2023 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Bradley Arant Boult Cummings LLP